EXHIBIT 99

[LOGO]	Contact: Kori Beer Director, Corporate Communications VIROPHARMA INCORPORATED Phone 610-321-6288

VIROPHARMa Announces Advancements in Its

Hemorrhagic Fever Virus Biodefense Program

– Lead Antiviral Candidates Discovered Against Priority Arenaviruses –

Exton, PA, December 17, 2003. VIROPHARMA INCORPORATED (Nasdaq: VPHM) today announced that it has discovered antiviral compounds active against a group of potential bioterrorism viruses called hemorrhagic fever viruses. Specifically, several series of compounds from ViroPharma’s chemical library have been identified that have potent antiviral activity in laboratory tests against the group of viruses called the New World arenaviruses. These viruses are classified as “Category A viruses” by the National Institutes of Health (NIH) and Centers for Disease Control and Prevention (CDC), and represent the most serious of the bioterrorism threat agents. New World arenairuses cause diseases such as Argentine, Bolivian and Venezuelan hemorrhagic fevers. Scientists at the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID), one of VIROPHARMA’s collaborators on this project, confirmed the activity of the company’s compounds in experiments conducted in their maximum biosecurity laboratories at Fort Detrick, Maryland.

“These viruses represent real biological threats,” said Marc S. Collett, Ph.D., VIROPHARMA’s Vice President of Discovery Research. “They are quite contagious and cause serious disease with significant fatality rates. These advancements represent an important step toward developing deterrents and defenses against these threats.”

The Category A agents designated by the National Institutes of Health (NIH) and Centers for Disease Control and Prevention (CDC) represent the most serious of the bioterrorism threats. Any one of these agents has the potential to cause significant adverse public health situations and considerable casualties. Specific medicines to address disease outbreaks by, or the ill-intentioned use of, these agents are lacking. In late 2002, VIROPHARMA initiated a program to discover and advance potential antiviral product candidates against the Category A viruses, including smallpox virus and viral hemorrhagic fever viruses, as well as emerging viral diseases such as SARS (Severe Acute Respiratory Syndrome) and henipaviruses. VIROPHARMA is collaborating with academic institutions, government laboratories and others in the area of biodefense and emerging viral diseases. VIROPHARMA recently received government funding to support portions of the Company’s efforts in biodefense drug discovery. ViroPharma is exploring a number of alternatives relating to its biodefense program, and is in discussions with potential partners that have expressed interest in the program.

Viral hemorrhagic fevers

Viral hemorrhagic fevers refer to a group of severe illnesses characterized by fever, multiple organ involvement and extensive vascular damage (bleeding) that are caused by several distinct RNA viruses. The hemorrhagic fever viruses, specifically the New World arenaviruses including Junín (the cause of Argentine hemorrhagic fever), Machupo (the cause of Bolivian hemorrhagic fever) and Guanarito (the cause of Venezuelan hemorrhagic fever) viruses, the Old World arenavirus Lassa (the cause of Lassa fever in parts of Africa), Rift Valley fever virus, and Ebola and Marburg viruses, are potential biological weapons agents due to their ease of dissemination, person-to-person transmissibility and potential to cause widespread illness and death. All these viruses are classified as “Category A” pathogens by the NIH and CDC, and represent the most serious of the bioterrorism threat agents. Currently, there are no U.S-licensed vaccines or FDA-approved antiviral drugs to prevent or treat viral hemorrhagic fever.

About VIROPHARMA INCORPORATED

VIROPHARMA INCORPORATED is committed to the commercialization, development and discovery of antiviral pharmaceuticals. VIROPHARMA is currently focused on clinical development of maribavir for the prevention and treatment of cytomegalovirus infection in transplant patients, drug development and discovery activities in hepatitis C, biodefense and emerging diseases initiatives, and is evaluating an intranasal formulation of pleconaril for the treatment of the common cold.

About U.S. Army Medical Research Institute of Infectious Diseases

USAMRIID conducts basic and applied research on biological threats resulting in medical solutions to protect the warfighter. As the Department of Defense’s lead laboratory for medical aspects of biological warfare defense, USAMRIID collaborates with the CDC, the National Institutes of Health, the World Health Organization, the Department of Energy, the Federal Bureau of Investigation, and academic centers of excellence worldwide. USAMRIID also serves as a reference laboratory for the CDC and the WHO.

The information contained in this press release does not necessarily reflect the position or the policy of the Government and no official endorsement should be inferred.

This press release contains forward-looking statements. These include the Company’s plans to continue to work with the government to assist in the discovery and development of a treatment for smallpox or viral hemorrhagic fevers, to advance the biodefense and emerging disease antiviral drug discovery efforts into animal efficacy studies, to discover and advance other potential antiviral product candidates in a biodefense and emerging diseases initiative. The Company’s efforts in biodefense and emerging diseases are discovery and pre-clinical stage programs, and as such are subject to risks and uncertainties. The discovery of active compounds, advancing promising active compounds through preclinical development and clinical development, and pursuing regulatory approval of product candidates that appear to demonstrate the requisite safety and efficacy, requires considerable time and expense. There can be no assurance that VIROPHARMA’s efforts in biodefense and emerging diseases will yield positive results, will result in effective treatments in a timely manner, if at all, or that the FDA would approve any biodefense or emerging disease product candidates. Also, there can be no assurance that VIROPHARMA’s studies with any of its product candidates can be conducted within the timeframe that the Company expects, or at all, or that such studies will yield positive results. These factors, and other factors, including, but not limited to those described in VIROPHARMA’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. VIROPHARMA does not assume any responsibility for updating any forward-looking statements.

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